Banc of California Names Joseph Kauder Executive Vice President and Chief Financial Officer

Company Release – 7/6/23

SANTA ANA, Calif.--(BUSINESS WIRE)--Banc of California, Inc. (NYSE: BANC) (the “Company”), the holding company for Banc of California, N.A. (the “Bank”), today announced the appointment of Joseph Kauder as Executive Vice President and Chief Financial Officer of the Company and the Bank, effective July 10, 2023.

Mr. Kauder succeeds Executive Vice President and CFO Lynn Hopkins, who stepped down from the Company effective March 31, 2023. Raymond Rindone, the Company’s Deputy CFO and Chief Accounting Officer, will continue to serve as interim Chief Financial Officer until Mr. Kauder joins the Company.

“I am thrilled to have Joe join our executive leadership team,” said Jared Wolff, Chairman, President & CEO of Banc of California. “Joe is a proven finance leader who will bring his depth of experience to Banc of California and help us drive results and execute on our strategic initiatives. Like other senior executives at Banc of California, Joe has been where we are going and will be able to help us accelerate execution of our vision.”

Mr. Wolff added, “I want to thank Raymond Rindone for his significant contributions to the Company over the last several months as our interim CFO. He did a terrific job leading our finance team during a time of great uncertainty in banking, and he and Joe are going to be a top notch leadership team for our finance and accounting group.”

“I am excited to join the talented leadership team at Banc of California,” stated Mr. Kauder. “Few companies have been able to create so much positive change in such a short period of time. I look forward to contributing to the team, helping the Company to deliver excellent results and achieve success for the benefit of its employees, clients, shareholders and communities.”

Mr. Kauder has more than 30 years of experience in the banking and financial services industry, including more than 15 years in executive finance positions at Wells Fargo Corporation. Most recently, Mr. Kauder served as Executive Vice President and Chief Financial Officer for Wells Fargo’s Commercial Banking Segment, with over $200 billion in assets, and nearly $10 billion in revenue. Prior to that, Mr. Kauder was Chief Financial Officer and Chief Accounting Officer of the Wholesale Banking Segment with approximately $900 billion in assets and over $27 billion in revenue. Mr. Kauder’s career at Wells Fargo includes other senior leadership roles in finance, including as the Enterprise Accounting Business Unit Support Leader and the Director of Financial Oversight and Governance.

Prior to his time at Wells Fargo, Mr. Kauder served as Senior Vice President, Director of Accounting Policy at Wachovia Corporation. Mr. Kauder began his career at PricewaterhouseCoopers LLP and also held finance roles at GE Capital. Since his departure from Wells Fargo in 2021, Mr. Kauder has been involved with a series of ventures, including a start-up blockchain company and as an Industry Advisor for Armstrong Wolfe Ltd. Mr. Kauder is a licensed Certified Public Accountant (inactive) and holds a B.S. in Business Administration from the University of North Carolina, Chapel Hill.

About Banc of California, Inc.
Banc of California, Inc. (NYSE: BANC) is a bank holding company with $10.0 billion in assets at March 31, 2023 and one wholly-owned banking subsidiary, Banc of California, N.A. (the Bank). The Bank has 33 offices including 27 full-service branches located throughout Southern California. Through our dedicated professionals, we provide customized and innovative banking and lending solutions to businesses, entrepreneurs and individuals throughout

3 MacArthur Place Santa Ana, CA 92707 (949) 236-5250 www.bancofcal.com

California, and full stack payment processing solutions through our subsidiary Deepstack Technologies. We help to improve the communities where we live and work, by supporting organizations that provide financial literacy and job training, small business support and affordable housing. With a commitment to service and to building enduring relationships, we provide a higher standard of banking. We look forward to helping you achieve your goals. For more information, please visit us at www.bancofcal.com.

Forward-Looking Statement
This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the documents filed or furnished by Banc of California, Inc. with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and Banc of California, Inc. undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

Source: Banc of California, Inc.
Investor Relations Inquiries:
Banc of California, Inc.
(855) 361-2262
Jared Wolff, (949) 385-8700

3 MacArthur Place Santa Ana, CA 92707 (949) 236-5250 www.bancofcal.com